EXHIBIT 1
LODGIAN, INC. 401(k) PLAN
FINANCIAL STATEMENTS
AND
SUPPLEMENTAL SCHEDULE
(Modified Cash Basis)
For the Years Ended December 31, 2007 and 2006
with
Report of Independent Registered Public Accounting Firm

LODGIAN, INC. 401(k) PLAN
TABLE OF CONTENTS
December 31, 2007 and 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Plan Administrator and Plan Participants of Lodgian, Inc. 401(k) Plan:

We have audited the accompanying statements of net assets available for benefits (modified cash basis) of the Lodgian, Inc. 401(k) Plan as of December 31, 2007 and 2006, and the related statement of changes in net assets available for benefits (modified cash basis) for the year ended December 31, 2007. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 2, these financial statements and schedule were prepared on the modified cash basis of accounting, which is a comprehensive basis of accounting other than U.S. generally accepted accounting principles.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of Lodgian, Inc. 401(k) Plan as of December 31, 2007 and 2006 and the changes in its net assets available for benefits for the year ended December 31, 2007 on the basis of accounting described in Note 2.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held (at year end) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ GIFFORD, HILLEGASS & INGWERSEN, LLP
Atlanta, Georgia June 25, 2008

LODGIAN, INC. 401(k) PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
(Modified Cash Basis)
December 31, 2007 and 2006

	2007	2006
Investments, at fair value
Mutual funds	$10,291,968	$11,181,151
Common collective trust	2,194,177	2,013,996
Employer securities	1,138	2,218
Participant loans	273,884	314,755

TOTAL INVESTMENTS, at fair value	12,761,167	13,512,120

Adjustment from fair value to contract value for full benefit-responsive investments (Common collective trust)	56,492	53,008

NET ASSETS AVAILABLE FOR BENEFITS	$12,817,659	$13,565,128

The accompanying notes are an integral part of these financial statements.

LODGIAN, INC. 401(k) PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
(Modified Cash Basis)
For the Year Ended December 31, 2007

Additions to Net Assets
Contributions:
Participants	$1,213,678
Company	712,813
Rollover	228,618

TOTAL CONTRIBUTIONS	2,155,109

Interest and dividend income	919,810

TOTAL ADDITIONS TO NET ASSETS	3,074,919

Deductions from Net Assets
Benefit payments to participants	(3,387,000)
Net depreciation in fair market value of investments	(420,067)
Fees	(15,321)

TOTAL DEDUCTIONS	(3,822,388)

NET DECREASE	(747,469)

Net Assets Available for Benefits at Beginning of Year	13,565,128

Net Assets Available for Benefits at End of Year	$12,817,659

The accompanying notes are an integral part of these financial statements.

LODGIAN, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 and 2006

NOTE 1—DESCRIPTION OF THE PLAN
The following is a brief description of the Lodgian, Inc. 401(k) Plan (the “Plan”). Reference should be made to the plan document for a more complete description of the Plan’s provisions.
General: On January 1, 2006, the Company amended and restated the Plan (the “Amended and Restated Plan”). The Amended and Restated Plan gives the Company the option to institute a Safe Harbor Matching Contribution pursuant to the Internal Revenue Code, sections 401(k)(12) and 401(m)(10). The Company made Safe Harbor Matching Contributions in 2007 and 2006.
Employees who have completed six months of service with a minimum of 500 hours are eligible employees and are allowed to participate in the Plan on the first payroll period beginning on or after the first day of the month coincident with or immediately following the attainment of age 21. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.
Contributions: Participants may elect to contribute up to 25% of pre-tax annual compensation. The Company match is dollar for dollar up to the first 3% of compensation. For the next 2% of compensation, the Company matches $0.50 for every dollar contributed.
Contributions are subject to certain Internal Revenue Code (“IRC”) limitations.
Participant Accounts: Each participant’s account is credited (charged) with the participant’s contribution, an allocation of the Company’s contributions, and the investment income (loss) of the Plan for the plan year. Investment income (loss) of the Plan is allocated to the participants’ accounts in proportion to their respective account balances.
Vesting: Participants are fully vested in their contributions and the earnings and losses thereon. For 2002, participants, who completed at least one year of service on or after April 1, 2002, became 100% vested in the Company’s contributions upon the completion of three years of service. However, pursuant to the Amended and Restated Plan, employer Safe Harbor Matching Contributions vest immediately.
Investment Options: Participants may direct their contributions and any related earnings into any investment fund option offered by the Plan. Investment options consist of publicly traded mutual funds. As of December 20, 2001, Company stock was frozen for new contributions. Effective as of November 16, 2006, the Lodgian Stock Fund was liquidated and eliminated as an investment option. See additional disclosures below concerning the Company stock investments.

LODGIAN, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 and 2006

NOTE 1—DESCRIPTION OF THE PLAN—Continued
Forfeitures: Amounts forfeited by participants who are terminated from the Plan prior to being 100% vested are used to either reduce future administrative expenses or Company contributions at the discretion of the Company. At December 31, 2007, $2,059 was available to be used in the future.
Distributions to Participants: Upon termination of service, a participant or his or her beneficiary may elect to receive a distribution of 100% of the participant’s vested account balance. If a participant terminates due to death or retirement, distribution of his or her account may begin as soon as practicable thereafter. At the election of the participant, benefit payments under the Plan may be made via lump sum cash payments, installments over a period of years, or a direct rollover into a qualified retirement plan or individual retirement account. As of December 31, 2007 and 2006, vested amounts allocated to accounts of participants who have elected to withdraw from the Plan but that have not yet been paid were $44,141 and $17,042, respectively.
Plan Administration: First Trust Corporation (the “Trustee”) is the Directed Trustee of the Plan and has custodial responsibility for the Plan’s assets, including the authority and power to, among other things, invest the principal and income of the Plan’s assets, subject to investment directions from participants.
Administrative Expenses: All usual and reasonable costs of administering the Plan are paid by the Plan and the Company.
Participant Loans: A participant may borrow the lesser of $50,000 or 50% of his or her vested account balance with a minimum loan amount of $500. Except for loans utilized to acquire a principal residence, loans are repayable through payroll deductions over varying periods not exceeding 60 months. Loans utilized to acquire a principal residence are repayable over ten years. The interest rates are based on prevailing market conditions and are fixed over the life of the respective loan.
Plan Termination: The Company has the right under the Plan to suspend its contributions at any time and to terminate the Plan subject to the provisions of ERISA and the Plan. In the event of Plan termination, participants will become fully vested in their accounts, to the extent not otherwise fully vested.

LODGIAN, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 and 2006

NOTE 2—ACCOUNTING POLICIES
Basis of Accounting: The accompanying financial statements have been prepared on the modified cash basis of accounting, which is a comprehensive basis of accounting other than U.S. generally accepted accounting principles. As a result of the application of the modified cash basis, participant and company contribution receivables, refunds of contributions (due to limitations under the IRC), and accrued income were not recorded in the accompanying financial statements.
New Accounting Pronouncements: Financial Accounting Standards Board (FASB) Staff Position FSP AAG INV-1 and Statement of Position No. 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the FSP) was adopted for the Plan as of December 31, 2006. The FSP requires the Statement of Net Assets Available for Benefits present the fair value of the Plan’s investments as well as the adjustment from fair value to contract value for the fully benefit-responsive investment contracts. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis for the fully benefit-responsive investment contracts.
The Plan invests in a common collective trust, SEI Stable Asset Fund, which owns fully benefit-responsive investment contracts. As a result of the implementation of this FSP, the Plan reflected its investment in the collective trust at fair value and recognized an adjustment from fair value to contract value for the fully benefit-responsive investment contracts of $56,492 and $53,008 as of December 31, 2007 and 2006, respectively.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). This Statement defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. Leasing transactions that are accounted for under SFAS No. 13 “Accounting for Leases” are excluded from SFAS No. 157. However, this exclusion does not apply to fair value measurements of assets and liabilities recorded as a result of a lease transaction but measured pursuant to other pronouncements within the scope of SFAS No. 157. For non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements at least annually as well as for all financial assets and liabilities, SFAS No. 157 is effective in financial statements issued for fiscal years beginning after November 15, 2007. For non-financial assets and liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis, SFAS No. 157 is effective in financial statements issued for fiscal years beginning after November 15, 2008. FAS 157 was adopted for the Plan on

LODGIAN, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 and 2006

NOTE 2—ACCOUNTING POLICIES—Continued
January 1, 2008. The adoption of SFAS No. 157 is not expected to have a material impact on the Statement of Net Assets Available for Benefits or the Statement of Changes in Net Assets Available for Benefits.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115” (“SFAS No. 159”). This Statement provides an opportunity to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The fair value option was not elected for Plan financial assets and financial liabilities.
Benefit Payments: Benefits are recorded when paid.
Use of Estimates: The preparation of the financial statements in conformity with the modified cash basis of accounting requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements and the reported additions and deductions during the reporting period. Actual results could differ from those estimates.
Valuation of Investments: Securities traded on national securities exchanges are valued at the closing price on the last day of the plan year; investments traded in over-the-counter markets and listed securities for which no sale was reported on that date are valued at the last reported bid price. Net realized gains (losses) and unrealized appreciation (depreciation) are recorded in the accompanying Statement of Changes in Net Assets Available for Benefits as net appreciation (depreciation) in the fair value of investments. Investments in fully benefit responsive contracts are presented at fair value, with adjustments to contract value, in the Statement of Net Assets Available for Benefits and presented in the Statement of Changes in Net Assets Available for Benefits at contract value. Participant loans are valued at the discounted value of expected future cash flows, which approximates market value.
Dividends and interest are recorded when received. Dividends are classified as unrealized gains on the Form 5500.

LODGIAN, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 and 2006

NOTE 2—ACCOUNTING POLICIES—Continued
Net depreciation in fair value of investments for the year ended December 31, 2007 is comprised of:

Mutual funds	$(419,243)
Lodgian warrants	(824)

$(420,067)

Security transactions are accounted for on the trade dates.
Investment securities, in general, are exposed to various risks, including credit, interest rate, and overall market volatility risks. Due to the level of risk associated with certain investment securities, it is possible that changes in values of investment securities will occur and that such changes could materially affect the amounts reported in the statements of net assets available for benefits.
Lodgian’s common stock was traded on the New York Stock Exchange until November 21, 2001, when the stock was de-listed due to the reduction in the stock price and the related reduction in the total market capitalization. On December 20, 2001, Lodgian and substantially all of its subsidiaries which owned hotel properties filed for voluntary reorganization with the United States Bankruptcy Court for the Southern District of New York under Chapter 11 of the Bankruptcy Code. The Company’s common stock traded on the Over-the-Counter Bulletin Board until November 25, 2002, when Lodgian and subsidiaries owning 78 hotels emerged from Chapter 11. On this date, the old common stock was cancelled and new securities were issued. The previous shareholders became entitled to receive a percentage of the new common shares along with warrants to purchase new common shares (the “Class A & Class B warrants”). The new common stock traded, on a limited scale, on the Over-the-Counter Bulletin Board until January 28, 2003, when it began trading on the American Stock Exchange (opening price was $5.25 per share).
NOTE 3—TAX STATUS
The Internal Revenue Service has determined and informed the Company by a letter dated March 18, 2008 that the Plan, as designed, is qualified and that the trust established under the Plan is tax-exempt under the appropriate sections of the IRC.

LODGIAN, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 and 2006

NOTE 4—INVESTMENTS
Individual investments that represent 5% or more of the Plan’s net assets as of December 31, 2007 or 2006 are as follows:

	2007	2006
Dodge & Cox Balanced Fund	$4,944,026	$5,824,638
SEI Stable Asset Fund	2,250,669	2,067,004
SSgA Funds — S&P 500 Index Fund	1,793,917	1,948,735
American Century Equity Growth Fund	898,584	790,763
Royce Low Price Stock Fund	772,910	947,085
American Europacific Growth Fund	678,094	*

*	less than 5% at December 31, 2006.
Information about the net assets relating to the Company’s warrants (which qualify as party-in-interest transactions) as of December 31, 2007 is as follows:

	2007	2006
Net Assets

Class A Warrants	$—	$778
Class B Warrants	1,138	1,440

	$1,138	$2,218

The Class A warrants expired November 25, 2007. The value shown above for the Company’s 2007 Class B warrants is based upon the price the Plan is required to pay to repurchase the warrants upon exercise. The value shown above for the 2006 Class A warrants is at fair value as valued on the American Stock Exchange. The value shown above for the Company’s 2006 Class B warrants is based on a valuation performed by an independent appraiser as of December 31, 2006.
Information about the significant components of the changes in net assets relating to the Company’s warrants for the year ended December 31, 2007 is as follows:

Changes in Net Assets Realized loss on disposal of warrants	$(522)
Net depreciation in fair value of warrants	(302)
Distributions to participants	(256)

$(1,080)

LODGIAN, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 and 2006

NOTE 5—PROHIBITED TRANSACTION EXEMPTION
As more fully discussed in Note 2 to these financial statements, on November 25, 2002, Lodgian’s old common stock was cancelled and the previous shareholders (including those holding shares via the Plan) became entitled to receive their pro rata share of new shares along with their pro rata share of Class A and Class B warrants. Notwithstanding the distribution of securities under the Company’s approved plan of reorganization, the Class A and Class B warrants are not “qualifying employer securities” as defined by Section 407(d)(5) of ERISA.
As a result, on March 20, 2003, the Company submitted an Application for Prohibited Transaction Exemption to the Department of Labor. The application, which was submitted pursuant to the ERISA provisions, was later revised on May 27, 2003 and requested a prohibited transaction exemption to permit the following:
1)	the involuntary acquisition and continued holding of Lodgian (a party in interest) securities in the form of the Class A and Class B warrants received by the Plan as a result of the approved plan of reorganization of Lodgian, which would permit the purchase of new common stock.

2)	the cancellation of the Class A and Class B warrants in exchange for a cash payment, by Lodgian, into the Plan; for active Plan participants and terminated vested Plan participants whose vested interests exceed $5,000 and who elect to surrender the Class A and Class B warrants; and the automatic cash-out of the Class A and Class B warrants in connection with distributions to terminated vested participants whose vested interests are $5,000 or less. The $5,000 limit on automatic cash outs was reduced by a Plan amendment effective as of March 28, 2005 so that automatic cash outs are only made if the participant’s vested interest is less than $1,000.

3)	the sale of the Warrants from Plan participants to Lodgian to cash out active and terminated vested participants.

4)	the potential exercise of the Warrants into Lodgian stock.
An exemption from the prohibited transactions is necessary to avoid the sanctions against Lodgian and/or the Plan that would apply in the absence of the exemption and to permit Plan participants to make decisions concerning the Plan’s receipt of the Class A and Class B warrants.
During 2003, the Department of Labor formally granted the exemption based on certain conditions effective as of December 3, 2003.

LODGIAN, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 and 2006

NOTE 6—PARTY-IN-INTEREST TRANSACTIONS
In addition to the Plan’s investments in the Company’s Class A and Class B warrants (discussed in Note 4 above), all Plan investments are shares of registered investment companies managed by First Trust Corporation. First Trust Corporation is the Trustee as defined by the Plan and therefore these transactions qualify as party-in-interest transactions.
Additionally, the Plan paid $15,321 and $10,342 to Swerdlin & Company for recordkeeping services for the year ended December 31, 2007 and 2006, respectively.
NOTE 7—RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2007:

Net assets available for benefits per the financial statements	$12,817,659
Amounts allocated to withdrawing participants	(44,141)

Net assets available for benefits per Form 5500	$12,773,518

The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500 for the year ended December 31, 2007:

Benefits paid to participants per the financial statements	$3,387,000
Amounts allocated to withdrawing participants at December 31, 2007	44,141
Amounts allocated to withdrawing participants at December 31, 2006 paid during 2007	(17,042)

Benefit payments per Form 5500	$3,414,099

Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefits claims that have been processed and approved for payment prior to December 31, 2007 but not yet paid as of that date.

SUPPLEMENTAL INFORMATION

LODGIAN, INC. 401(k) PLAN
EIN # 65-0350241
PLAN # 002
SCHEDULE H, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
December 31, 2007

	Identity of Issuer, Borrower,	Description of		Current
	Lessor, or Similar Party	Investment	Cost	Value
*	First Trust Corporation	Dodge & Cox Balanced Fund, 61,037 shares	(a)	$4,944,026
		SEI Stable Asset Fund, 2,250,668 shares	(a)	2,194,177
		SSgA Funds — S&P 500 Index Fund, 74,221 shares	(a)	1,793,917
		American Century Equity Growth Fund, 37,147 shares	(a)	898,584
		Royce Low Price Stock Fund, 52,294 shares	(a)	772,910
		American Europacific Growth Fund, 13,519 shares	(a)	678,094
		PIMCO Pacific Investment Total Return Fund, 27,199 shares	(a)	290,760
		Hotchkis and Wiley Mid-Cap Value Fund, 12,453 shares	(a)	253,671
		Growth Fund of America, 5,861 shares	(a)	197,873
		Baron Growth Fund, 2,788 shares	(a)	141,274
		Calamos Growth Fund, 2,207 shares	(a)	129,429
		Van Kampen Comstock Fund, 7,366 shares	(a)	128,759
		First Trust Institutional Money Market, 62,102 shares	(a)	62,101
		Managers International Equity Fund, 7 shares	(a)	570
		“B” Warrants, 2,708 shares	(a)	1,138
*	Various Plan Participants	Participant loans with varying maturities and interest rates ranging from 5% to 10%	—	273,884

	TOTAL			$12,761,167

*	Indicates party-in-interest

(a)	Participant directed